Exhibit 99.1
CONTRACT MODIFICATION AGREEMENT NO. 3 TO
MEDICAL SERVICES AGREEMENT
BETWEEN COMMONWEALTH OF PENNSYLVANIA,
DEPARTMENT OF CORRECTIONS
AND PRISON HEALTH SERVICES, INC.
     This Modification No. 3 (“Modification”) to the Medical Services Agreement between the Commonwealth of Pennsylvania, Department of Corrections and Prison Health Services, Inc. (“Contract”) is made this 4th day of February, 2007, by and between the Commonwealth of Pennsylvania, Department of Corrections (“Department”) and Prison Health Services, Inc. (“PHS”).
     WHEREAS, the Department and PHS are parties to the Contract; and
     WHEREAS, under the Contract PHS delivers general health care and specialized medical services to inmates in the custody of the Department; and
     WHEREAS, the Contract is a multi-year contract covering a period of five (5) years; and
     WHEREAS, the Contract provided for annual costs increases; and
     WHEREAS, under the Contract, annual cost increases were based on the U.S. Dept. of Labor Bureau of Labor Statistics’ (“BLS”) Employment Cost Index (“ECI”) medical care component; and
     WHEREAS, the BLS unexpectedly eliminated the ECI medical care component midway through the Contract year covering the period September 1, 2005 through August 31, 2006; and
     WHEREAS, PHS and the Department (collectively referred to hereinafter as the “Parties”) must agree to an alternative basis for annual cost increases, including costs increases for the period prior to the date of this Modification; and
     WHEREAS, the large, unanticipated increase in the Department’s inmate population created the need to re-open the State Correctional Institution at Pittsburgh (“SCI-Pittsburgh”); and
     WHEREAS, the unanticipated re-opening of SCI-Pittsburgh created unanticipated inmate treatment needs, e.g., a need for a specialty clinics at SCI-Pittsburgh; and
     WHEREAS, PHS provided specialty clinic services at SCI-Pittsburgh at the request of the Department even though there were not specific provisions in the Contract for such services; and

     WHEREAS, the supply of specialty clinic services by PHS at SCI-Pittsburgh at the request of the Department even though there were no specific provisions in the Contract for such services could result in litigation between the Department and PHS over compensation for such services; and
     WHEREAS, the Department and PHS prefer and intend to resolve this matter through an agreement rather than litigation; and
     WHEREAS, the parties anticipate that the continuing increase in the Department’s inmate population will create additional inmate treatment needs, particularly specialty clinic needs, at newly constructed state correctional institutions; and
     WHEREAS, the parties seek to provide for a basis for the operation of new specialty clinics within the clear scope of the terms of the Contract; and
     WHEREAS, PHS has under the Contract delivered superior quality health care to the Department’s inmate population; and
     WHEREAS, the superior quality of the health care to the Department’s inmate population delivered by PHS under the Contract is reflected, in part, by the fact that the malpractice insurance costs for services provided under the Contract have declined significantly since the beginning of the Contract; and
     WHEREAS, the Contract expires on August 31, 2008; and
     WHEREAS, the ordinary procurement process for the issuance of a new contract of this type would involve a Request for Proposal (“RFP”) process that, considering the very complex services provided under the Contract, could take more than a year from development to implementation; and
     WHEREAS, the RFP process would cost the Department a significant amount of time and money; and
     WHEREAS, a change in the medical services provider for the Department’s inmate population would result in a significant disruption in the continuity, efficiency and efficacy of the health care provided to the Department’s inmate population; and
     WHEREAS, this adverse impact would be exacerbated by the large increase in the Department’s inmate population that the Department has experienced over the past several years and is currently experiencing; and
     WHEREAS, continuity takes on added importance in light of the significant turnover the Department is experiencing, particularly with respect to experienced management positions, as a result of changes in the Commonwealth’s retirement benefits plan; and

     WHEREAS, the large increase in the Department’s inmate population has created significant challenges to existing staff in meeting the health care needs of the Department’s inmate population; and
     WHEREAS, the development and implementation of an RFP procurement process would distract staff from the performance of their regular duties; and
     WHEREAS, the extension of the Contract would avoid the need for the development and implementation of an RFP procurement process for inmate health care services; and
     WHEREAS, in consideration for the Department continuing its contractual relationship with PHS, PHS has offered to provide to the Department with its proprietary automated intake and chronic care tracking systems at no cost to the Department; and
     WHEREAS, in consideration for the Department continuing its contractual relationship with PHS, PHS has also offered to provide to the Department with significant cost increase avoidance; and
     WHEREAS, in consideration for the Department continuing its contractual relationship with PHS, PHS has further offered to provide to the Department with a deferral in the timing of payment for aggregate cap settlements; and
     WHEREAS, the Department and Commonwealth’s Department of General Services have both determined that it would be in the best interests of the Commonwealth to renew the Contract for a period of five (5) years.
     NOW THEREFORE, in consideration of the mutual covenants herein contained, and the considerations identified herein, and intending to be legally bound, the Department and PHS agree as follows:
     1. PHS and the Department (collectively referred to hereinafter as the “Parties”) agree to extend the term of the Contract and continue their contractual relationship for five (5) years so that the Contract will not expire on August 31, 2008, but will instead expire and conclude on August 31, 2013.
     2. Beginning on September 1, 2007 and continuing through the end of the Contract period (August 31, 2013), the Parties agree to continue the effect of the provisions of Paragraphs 4 of 5 of Contract Modification Agreement No. 2. Thus, PHS will reduce its monthly base fees to the Department by $41,667, resulting in a total base fee reduction of $500,000 for each contract year. In calculating subsequent yearly base fees, any annual increase as described in Section 3 below will be applied net of this $500,000 base fee reduction.

     3. The Contract’s provisions concerning an annual increase in PHS’ compensation rates, see Attachment 3, Part I to PHS’ proposal in response to the Department’s Request for Proposals, as amended by Contract Modification No. 2, is modified as follows:
a.	For the period between September 1, 2006 and August 31, 2010, the annual increase shall be 4%.
b.	For the period between September 1, 2010 and August 31, 2013, the annual increase shall be 3.85%.
     4. Professional liability costs are not to be taken into consideration when calculating any increase in PHS’ compensation rates, as professional liability costs (i.e., insurance premiums, surplus line taxes, Pennsylvania MCare fund surcharges, and any actual expenses and indemnity incurred above insurance policy limits) will continue to be reimbursed at PHS’ actual costs.
     5. PHS will continue to provide on-site, specialty clinics at SCI-Pittsburgh. The clinics will include, at a minimum:

Optometry Clinic	4 hours per month at an hourly cost of $102.73,
Infectious Disease	4 hours per month at an hourly cost of 234.79.
The costs for these on-site, specialty clinic services will be invoiced separately from the base fee on a monthly basis and are subject to the annual increase described above. PHS will invoice the Department for on-site, specialty clinic services provided at SCI-Pittsburgh prior to the date of this Modification at the rates specified above.
     6. For any additional, future, on-site, specialty clinic desired by the Parties, the established rate(s) for each on-site, specialty clinic service, along with compensation survey data from the closest geographic market, will be taken into consideration when determining on-site, specialty clinic hourly rates at SCI-Pittsburgh or a new institution, should one be added during the term of this Contract. The on-site, specialty clinic hourly rates used for consideration will be that of the geographically closest existing institution. The costs for these clinics will be invoiced on a monthly basis and are subject to the annual increase described above.
     7. Effective September 1, 2006, the Contract, including Contract Modification No. 2, is modified in that the use of the language “accrual basis” with reference to any settlement of the Outside Medical Services Cap is replaced with “adjudicated claim basis.”
     8. The Parties agree that any savings attributed to any difference between the Contract’s annual aggregate cap for Outside Medical Services costs and the actual annual aggregate of Outside Medical Services costs of a single year (September 1 through August 31), will be shared equally between the Parties in a year where the actual annual aggregate of Outside Medical Services costs are less than the Contract’s annual aggregate cap. By way of example, if under the Contract, PHS is exclusively responsible for Outside Medical Services costs totaling $22 million for the period between September 1, 2008 and August 31, 2009, and PHS incurs $18 million in actual Outside Medical Services costs during this period, the Department will receive $2 million from PHS.
     9. PHS, with the cooperation of the Department, will provide access at Department facilities to PHS’ proprietary Automated Intake System known as Catalyst ™ and its proprietary Chronic Care Tracking System for utilization in the provision of medical services by PHS to the Department’s inmate population. The Department agrees that PHS shall retain sole ownership to and all rights, title and interest in the Automated Intake and Chronic Care tracking Systems and to all applications, source code and other materials related to the Automated Intake and Chronic Care Tracking Systems. PHS will bear the costs of technology, implementation, training and support related to the access and utilization of these systems.
     10. PHS agrees to encrypt all data, including backups, provided to PHS by the Department for use in the Automated Intake and Chronic Care Tracking Systems regarding the medical treatment of inmates incarcerated by the Department.
     11. Upon request, PHS will provide an off-line copy of any data contained in the Automated Intake and Chronic Care Tracking Systems regarding the medical treatment of inmates incarcerated by the Department.
     12. Upon termination of the Contract, PHS will return or provide a copy of any data contained in the Automated Intake and Chronic Care Tracking Systems regarding the medical treatment of inmates incarcerated by the Department.
     13. If this Contract is not extended further or if a new contract is not entered into between PHS and the Department, effective no later than September 1, 2013, for the provision of medical services by PHS to the Department’s inmate population, at the termination of this Contract, PHS will grant the Department a non-transferable, non-exclusive, perpetual use license for PHS’ proprietary Automated Intake and Chronic Care Tracking Systems.
     14. Upon the termination of this Contract, PHS will offer a maintenance agreement for PHS’ proprietary Automated Intake and Chronic Care Tracking Systems that the Department may choose to accept or decline. The maintenance agreement shall provide that PHS shall:
a.	Enable the Department to continue to have access to and utilization of PHS’ proprietary Automated Intake and Chronic Care Tracking Systems through a license granted in accordance with Section 13 above;
b.	Correct any errors found in the Automated Intake and Chronic Care Tracking Systems or encountered in its operation and provide up to 200 hours of development time annually for any enhancements to the system requested by the Department; and
c.	Provide the Department with upgrades to the systems on the same basis as any of PHS’ other customers.
     15. The cost for this service shall be an annual maintenance fee of $50,000 plus $100 per hour for any development time that exceeds the 200 annual development hours. The annual maintenance fee and the additional development hourly costs are subject to the 4% annual increase beginning on September 1, 2007 and continuing through the duration of the provision of maintenance services by PHS. PHS agrees to continue to offer the renewal of this maintenance agreement for a period of five (5) years after the termination of the Contract. If PHS decides to discontinue the operation of its Automated Intake and Chronic Care Tracking Systems for any reason, including technological obsolescence, it will give the Department written notice of PHS’ intent two (2) years prior to the final discontinuation date.
     16. Except as specifically modified herein, all other terms and conditions of the Contract shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto subscribe their names to this instrument.

PRISON HEALTH SERVICES, INC.	COMMONWEALTH OF PENNSYLVANIA DEPARTMENT OF CORRECTIONS

/s/ Richard Hallworth	/s/ Jeffrey A. Beard

By: Richard Hallworth	By: Jeffrey A. Beard, PhD.
President and CEO	Secretary

Date: 12/7/07	Date: 12/11/07

/s/ Michael W. Taylor
By: Michael W. Taylor
Secretary/Treasurer
Date: 12/7/07

/s/ Christine E. Lynn	Date: 1/31/08

Comptroller’s Office

Approved for Form and Legality:

/s/ Robert M. Wolff	Date: 12/18/07

Office of Chief Counsel
Pennsylvania Department of Corrections

/s/ Andrew C. Clark	Date: 12/27/07

Office of General Counsel

/s/ Amy M. Elliott	Date: 1/9/08

Office of Attorney General